CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 16, 2018, relating to the financial statements and financial highlights of Cboe Vest Alternative Income Fund (formerly, Cboe Vest Defined Distribution Strategy Fund), a series of World Funds Trust, for the year ended October 31, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
August 16, 2018